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                                                                      EXHIBIT 12



                            RURAL/METRO CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                           Six months ended
                                                  Year ended June 30,                        December 31,
                                   --------------------------------------------------     -----------------
                                     1993      1994      1995      1996      1997           1996     1997
                                   --------------------------------------------------     -----------------
Income from continuing operations
 before Income taxes and
 extraordinary item                 $4,156    $ 7,610   $12,881    $19,556   $22,084       $11,984   $17,006

ADD
 Portion of rents representative
  of the interest factor               818        841     1,334      1,782     2,208         1,120     1,627
 Interest on indebtedness            2,896      1,780     3,059      5,108     5,720         2,430     5,409
 Amortization of debt expenses
  and premium                                      55       141        259       332           162       188

    Income as adjusted               7,870     10,286    17,415     26,705    30,344        15,696     24,230

FIXED CHARGES

 Interest on indebtedness            2,896      1,780     3,059      5,108     6,097         2,489      5,849
 Amortization of debt expense
   and premium                                     55       141        259       332           162        188
 Portion of rents representative
   of the interest factor              818        841     1,334      1,782     2,208         1,120      1,627

    Fixed charges                    3,714      2,676     4,534      7,149     8,637         3,771      7,664

Ratio of earnings to fixed charges     2.1        3.8       3.8        3.7       3.5           4.2        3.2

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